EXHIBIT 99.2

PRESS RELEASE

RELEASE IMMEDIATELY

Evolve One Enters Into a Management Agreement

BOCA RATON, FLORIDA, March 17, 2005 ...Evolve One, Inc. (Over-The-Counter: EVLO) Evolve One, Inc. announced today that it has entered into a management agreement with Diversifax, Inc. (DFAX) whose primary offices are in Valley Stream, NY. The agreement allows Auctionstore.com, a subsidiary of Evolve One, Inc. the opportunity to expand their services into the Northeast area.

Dr. Irwin A. Horowitz is CEO of both companies. Dr. Horowitz said “it’s a natural for both companies as Evolve One’s subsidiary Auctionstore.com wants to expand its unique brand of eBay sales to the heavily populated Northeast. Diversifax has the staff to fulfill all the requirements necessary to expand Auctionstore.com’s sales in that area.

About Evolve One, Inc.

Evolve One, Inc. (“EVLO”) is a holding company that develops and operates Internet and direct retail marketing companies. EVLO includes wholly-owned subsidiaries, StogiesOnline.com, Inc., AuctionStore.com and International Internet Venture I, LLC.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as “believe”, “expect”, “intend” “anticipate”, “estimate”, “project”, or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company’s mission and vision. The Company’s actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-KSB on file with the SEC.

For further information, contact Dr. Irwin A. Horowitz (561) 988-0819